Exhibit 21.1

Present Subsidiaries

Entity Name:	State or Jurisdiction Of Incorporation	Percentage of Voting Securities Owned
Teradyne (Asia) Pte., Ltd.	Singapore	100%*
Teradyne Canada Limited	Canada	100%
Teradyne de Costa Rica S.A.	Costa Rica	100%
Teradyne Diagnostic Solutions Holdings Ltd.	United Kingdom	100%
Teradyne Diagnostic Solutions Ltd.	United Kingdom	100%
Teradyne Diagnostic Solutions Inc.	Delaware	100%*
Teradyne Diagnostic Solutions GmbH	Germany	100%*
Teradyne GmbH	Germany	100%*
Teradyne Hong Kong Ltd.	Delaware	100%
Teradyne (India) Engineering Private Ltd.	India	100%*
Teradyne International Holdings B.V.	The Netherlands	100%
Teradyne Italia SrL	Italy	100%*
Teradyne Japan Ltd.	Delaware	100%
Teradyne K.K.	Japan	100%*
Teradyne Korea Ltd.	Delaware	100%
Teradyne Limited	United Kingdom	100%*
Teradyne Malaysia, Ltd	Delaware	100%
Teradyne de Mexico S.A. de C.V.	Mexico	100%
Teradyne Netherlands Ltd.	Delaware	100%
Teradyne Philippines Limited	Delaware	100%
Teradyne STD Korea Ltd.	Korea	100%
Teradyne SAS	France	100%
Teradyne (Shanghai) Co., Ltd	Peoples Republic of China	100%
Teradyne (Sweden) AB	Sweden	100%*
Teradyne Taiwan Ltd.	Delaware	100%
Teradyne Thailand Ltd.	Delaware	100%
GenRad, Inc.	Massachusetts	100%
GenRad A.B.	Sweden	100%*
Herco Technology Corp.	California	100%
P.L.S.T., Inc. (f/k/a Perception Laminates, Inc.)	California	100%
Nextest Systems Corporation	Delaware	100%
Nextest Systems Europe SrL	Italy	100%*
Nextest Systems France SARL	France	100%*
Nextest Systems Japan K.K.	Japan	100%*
Nextest Systems Korea Co. Ltd.	Korea	100%*
Nextest Systems (Philippines) Corp.	Philippines	100%*
Nextest Systems Shanghai Corp. (PRC)	Peoples Republic of China	100%*
Nextest Systems (Thailand) Ltd.	Thailand	100%*
Nextest Systems UK Ltd.	United Kingdom	100%*

*	Indirect subsidiaries whose voting securities are 100% controlled by Teradyne, Inc.